                  Final Transcript

Aug. 14. 2007 / 2:00PM PT , TGAL - Q1 2008 Tegal Corporation Earnings Conference Call

CORPORATE PARTICIPANTS

 Christine Hergenrother
 Tegal Corporation - CFO

 Tom Mika
 Tegal Corporation - President, CEO

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Tegal Corporation first quarter fiscal 2008 earnings conference call. My name is Antwan and I will be your operator for today. At this time all participants are in a listen-only mode. We will conduct a question-and-answer session towards the end of this conference. (OPERATOR INSTRUCTIONS) I would now like to turn the call over to Christine Hergenrother, Tegal's Chief Financial Officer. Please proceed, ma'am.

Christine Hergenrother - Tegal Corporation - CFO

Thank you. Good afternoon and welcome to Tegal's investor conference for the first quarter of fiscal 2008, which ended June 30, 2007. Before I review the financial results for the quarter, I have two housekeeping items. The first is a reminder that a digital recording of this conference call will be available two hours after the completion of the call and it will be available through midnight on Tuesday, August 21, 2007. To access, investors should dial 888-286-8010 or 617-801-6888 and enter pass code 79968707. An online replay of the call along with a copy of the Company's earnings release will be available on the Company's website as well.

The second housekeeping item is a reminder about the important Safe Harbor statement that should be taken into consideration when listening to comments that will be made on this call. Except for historical information, matters discussed on this call are forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties, including but not limited to industry conditions, economic conditions, acceptance of new technology, the growth of target markets as well as other risks. Actual operations and financial results may differ materially from Tegal's exceptions as a result of these factors or unanticipated events. Specifically, we refer you to the risks and uncertainties as set forth in the Company's periodic filings with the Securities and Exchange Commission.

Following my review of the financial performance for the quarter, I will introduce Tom Mika, President and Chief Executive Officer of Tegal, who will have some additional comments. After that, we will entertain questions from the dial-in audience. Revenues for the fiscal first quarter were $4.6 million, a decrease of 30% from $6.6 million in the fiscal first quarter of 2007 and a sequential decrease of 26% from the $6.2 million recorded for the fourth quarter of 2007. Our reported net loss for the first quarter is $638,000 or ($0.09) per share compared to a net loss of $1.8 million or ($0.26) per share in the comparable quarter one year ago.

Sequentially, Tegal's reported loss also decreased from $2 million or ($0.28) per share in the fiscal fourth quarter of 2007. Gross profits for the first quarter came in at 35% compared to 38% in the comparable quarter one year ago and 32% in Q4 of last fiscal year. The sequential improvement in gross profits was mainly attributable to a favorable product mix during the quarter. Overall operating expenses for the first quarter were $3 million, a decrease of $1.4 million over the same quarter last year and a decrease of $1 million compared to the last quarter. The resulting operating loss for the first quarter was $1.4 million compared to a loss of $1.8 million in the same quarter one year ago and $2 million in the fourth quarter of the last fiscal year.

Included in the operating loss were non-cash charges of approximately $600,000, which included $380,000 of stock compensation expense for options vesting during the quarter. The remaining non-cash expenses were depreciation, amortization, and warrant expenses. The large majority of our decrease in operating expenses compared to the same quarter last year and last quarter came from a decrease in engineering and G&A expense. Sales and marketing expense remains flat quarter to quarter at approximately $1 million and should continue in the $1 to $1.2 million per quarter level going forward, depending on the level of sales commissions paid.

Overall, R&D spending was down about $180,000 from the same quarter last year, coming in at just under $1 million for the quarter, which represented a reduction of $729,000 compared to just last quarter. The prior quarter included inventory write-offs and nonreoccurring engineering expenses paid to contract vendors for work related to our compact Etch and NLD development programs. In addition, this quarter included approximately $271,000 in payments from customers for nonreoccurring development work. Going forward, R&D spending should be in the $1 million to $1.2 million range per quarter.

G&A expense for the quarter were down about $1 million from the same quarter last year and sequentially about $200,000. Last year the quarter included $700,000 in litigation expenses, as well as higher than normal audit and warrant expenses. The decline from last quarter came primarily from the timing of audit and legal expenses. Going forward, we expect G&A expense in the range of $1.2 to $1.5 million per quarter, including stock-based compensation. Nonoperating expenses netted out to a gain for the quarter of $728,000, including net interest income of $297,000 and other income of $278,000, which was a one-time payment arising from the AMS settlement. Cash at the end of the first quarter was $23.3 million, a decrease of $2.4 million from last quarter. Accounts receivable increased by $249,000 from last quarter, coming in at $6.9 million. Inventories increased by $3 million from $5.6 million to $8.6 million. PP&E, intangibles, and other assets decreased a combined $181,000, mainly consisting of depreciation and amortization.

Total current liabilities increased by $1.4 million over the last quarter, resulting from a $1.7 million increase in accounts payable and offset by a $300,000 decrease in accrued expenses. The Company had no long-term liabilities at the end of the quarter. The Company's book-to-bill ratio was 6.4 to 1 during the quarter and the backlog as of today stands at $18.2 million. Total shares outstanding as of June 30, 2007, were 7,113,372. I would now like to introduce Tom Mika, our President and Chief Executive Officer.

Tom Mika - Tegal Corporation - President, CEO

Thanks, Christine. I think our first quarter demonstrates some of the significant improvements we have made to our overall cost structure. Over the next two to three quarters, revenue will increase significantly over the June results. From a business update standpoint, since it has been just seven weeks since the last conference call, many of the important events during the quarter, most especially the significant new order flow during the quarter, were previously discussed.

On our last conference call, we reported a backlog of $22 million and at the present time the backlog stands at $18.2 million, which reflects shipments we made during Q1. The new orders that came in during the first quarter were mainly for new advanced Etch and PVD systems. I reviewed them in some detail during the last call, so I'll simply summarize them again. We received two purchase orders for a total of six 6500 Advanced Etch Systems. These are repeat orders for the high volume manufacturing of integrated passive devices for cell phones.

We received purchase orders for two Endeavor PVD systems. The first was from a top tier MEMS foundry located in Europe. The second Endeavor order came from the preeminent maker of commercial MEMS accelerometers and inertia sensors in the United States. We received a multitool order for plasma Etch system upgrades from a leading global manufacturer of hard disc drives. Finally, we reported that we had received an order for a TGAL AMS, aluminum nitride deposition system which will be installed in the University of Pennsylvania, Wolf Mammoth Fabrication Laboratory.

The overall demand for our tools remains good and we expect to receive some additional orders in the near-term. We will follow our customary policy of announcing these orders once the purchase orders have been approved. On occasion, public announcement of orders are delayed if customer approval of the press release is required. Such review is typically only required when the customer name is mentioned in the release.

During the first quarter, we shipped the first system of the six-system order to our customer in Europe. In addition, we shipped a 901 ACS Etch tool to a leading European opto-semiconductor LED manufacturer to support their capacity expansion for lighting and optical sensor device production. Both of these shipments are included in the $4.6 million revenue number recorded for the first quarter.

As quoted in the press release, our focus during the first quarter was mainly on ramping up manufacturing in Petaluma. We were able with the great team that we have in place to build and deliver the first of the six-system order within two months of receiving the purchase order. We have the second of the six system order shipping this week and four remaining systems are scheduled for delivery between now and mid-October. Manufacturing also has an Endeavor PVD system shipping this week and another one shipping next month. Add a few 900 Etch tools and you can see why our focus has been on manufacturing and will soon shift to field support.

The progress that we have made in containing our expenses was evident during the first quarter. In each of the operating expense departments, the actual expenses came in under or at the low end of the guidance that we had been giving in the past few conference calls. This reflects the fact that most of the one-time restructuring and litigation-related expenses are behind us. Combined with some one-time gains during the quarter, including a credit of about $270,000 in R&D expense and about $300,000 in other income related to the settlement of the litigation, both our operating loss and our net loss were lower than expected. Our operating loss of $1.4 million included approximately $600,000 of non-cash expense for depreciation, amortization, and stock compensation expense. Net-net, our cash loss for the quarter was under $100,000, which is much better than I had expected for a sales quarter of only $4.6 million.

I am pleased with the significant improvements we have made to our overall cost structure. We feel that our restructuring has led to good leverage in our operating model so that now, as we grow revenues, we have a much clearer road to reporting improved bottom line results as we work towards reaching profitability. Our worldwide employee count as of June 30, stood at 81 full-time equivalents, including approximately 10 temporary or contract employees. This is the lowest that our head count has been in many years. We do have a few unfilled requisitions outstanding, but I do not anticipate the need to add significant numbers to our payroll, either to fulfill the outstanding orders and win new business or make progress on our product development efforts. Speaking of new product development, we are making progress, but we are doing so within a strict budget and within the priorities that we have established.

At the present time, priority for engineering support goes to existing customers, to gaining new customers for our existing products and to support manufacturing. Nevertheless, our NLD program does have a dedicated team and they are making progress in demonstrating our capabilities to customers in several application areas. We are confident that these efforts will pay off soon.

I reviewed in the last conference call the details of our gift to establish the Peter J. Clarke Professorship for the Director of the California NanoSystems Institute at the University of California, Santa Barbara. Since then, the Regents of the University of California have approved the endowment.

Regarding a dispute with our attorneys on the fee notes, the settlement of a litigation with AMS, Agilent, and Avago, I can report to you that we have applied for and are pursuing this matter in nonbinding arbitration before the Bar Association of San Francisco. While the income is in a liability expense account, we have received the cash from the settlement and it is reflected in our cash balance of $23 million at the end of the quarter.

In summary, then, in Q1 of fiscal '08, we demonstrated the leverage resulting in improvements in our cost structure. Going forward over the next few quarters, we expect revenues to climb substantially without corresponding increases in costs. At this point in time, based on our current shipment schedule, I am very optimistic about Q2 being both cash positive and profitable. I'll now be happy to answer any questions that you may have.

 QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS) There are no questions at this time. I would now like to turn the call back over to Mr. Thomas Mika.

Tom Mika - Tegal Corporation - President, CEO

 Can you give it just another minute to see if any additional questions pop up? Just like 30 seconds.

Operator

Yes, sir. (OPERATOR INSTRUCTIONS)

Tom Mika - Tegal Corporation - President, CEO

 Still no questions?

Operator

There are no questions at this time.

Tom Mika - Tegal Corporation - President, CEO

Okay. I would just like to remind everyone that if you do have any questions, you can either call me or call Blueshirt Group directly and we can set up individual conference calls or visits. I would also like to remind everyone that we are going to be holding our annual meeting at 10:00 a.m. Pacific daylight time on Tuesday September 18, 2007, at our facility located at 51 Dagget Drive, San Jose, California, stockholders of record as of July 18, 2007, are invited to attend. This concludes today's conference call. Thank you for joining us today.

Operator

Thank you for your participation in today's conference. This concludes the presentation. You may now disconnect.